Power of Attorney
FL Investment Holdings, LLC, a Delaware limited liability company whose address is 1735 19th Street, Denver, Colorado 80202 (the “Company”), hereby appoints Richard S. Roberts, Arthur McMahon III, and Blake T. Johnson, or any of them, as its true and lawful attorney-in-fact to sign on its behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by the Company pursuant to Section 13 of the Securities and Exchange Act of 1934 and related to Globalstar, Inc.
IN WITNESS WHEREOF, the undersigned manager of the Company has hereunto set his hand this 8th day of May, 2018.

FL INVESTMENT HOLDINGS, LLC

By:	/s/ James Monroe III
James Monroe III
Manager